Exhibit D

Form of Letter Agreement

LAZARD LTD

30 Rockefeller Plaza

New York, New York 10020

March 16, 2010

Trustees of The Cranberry Dune 1998

Long-Term Trust

c/o W. Thomas Wingertzahn

1301 Avenue of the Americas

44th Floor

New York, NY 10019

Ladies and Gentlemen:

Reference is made to (a) the Amended and Restated Stockholders’ Agreement (as amended from time to time, the “Stockholders’ Agreement”). dated as of November 6, 2006, by and among LAZ-MD Holdings LLC, a Delaware limited liability company, Lazard Ltd, a company incorporated under the laws of Bermuda (“Lazard Ltd”), and the persons listed on the signature pages thereto, and (b) the Letter Agreement (the “Letter Agreement”). dated as of May 20, 2005, by and among the Trustees of The Cranberry Dune 1998 Long-Term Trust (the “Trust”) and Lazard Group LLC (“Lazard Group” and. together with Lazard Ltd. “Lazard”). Each capitalized term used and not defined herein shall have the meaning ascribed to such term in the Stockholders’ Agreement or the Letter Agreement, as applicable.

The Trustees of the Trust hereby agree that immediately following the offering of Lazard Ltd common stock (the “Offering”) pursuant to the terms and conditions stated in the Underwriting Agreement, dated March 16, 2010, among Lazard Ltd, the selling shareholders party thereto and the underwriters party thereto, Lazard’s obligation to nominate one person designated by the Trust (or its designee) to the Board of Directors of Lazard Ltd pursuant to the terms of the Letter Agreement shall terminate. The Trustees of the Trust further agree that Ellis Jones will not stand for election at Lazard Ltd’s annual general meeting of shareholders to be held on or about April 27, 2010.

Lazard hereby agrees that the Lock-Up Period set forth in Section 4.4 of the Stockholders’ Agreement is deemed inapplicable to the Offering. Lazard further agrees that it will waive the Lock-Up Period set forth in Section 4.4 of the Stockholders” Agreement with respect to the Trust’s registration of any Registrable Securities in connection with a Public Offering pursuant to the Annual Registration in 2010.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws which could cause the application of the law of any jurisdiction other than the State of New York. This letter agreement may not be amended or modified, other than by a written agreement executed by the parties hereto. This letter agreement shall be binding upon and inure to the benefit of Lazard and the Trust and their respective successors and assigns.

Each of Lazard and the Trustees of the Trust, intending to be legally bound, has caused this letter agreement to be executed and delivered in its name and its behalf as of the date first above written.

LAZARD LTD.

By
Name:
Title:

LAZARD GROUP LLC,

By
Name:
Title:

PAMELA S. WASSERSTEIN, AS TRUSTEE FOR THE CRANBERRY DUNE 1998 LONG-TERM TRUST,

By
Name:
Title:

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